Exhibit 99.1

For Immediate Release

                             ATMI ACQUIRES ESC, INC.
          Novel Copper and Advanced Interconnect Cleaning Materials


        DANBURY, CT-- July 14, 2003-- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and services to the world's leading semiconductor manufacturers, today announced the acquisition of ESC, Inc. of Bethlehem, Pennsylvania. ESC produces novel surface preparation and cleaning materials for copper and advanced interconnect microelectronic fabrication processes.
        Gene Banucci, ATMI CEO, said, "ATMI has been investing heavily in copper and advanced interconnect materials. A key step in advanced interconnect processing is surface preparation and cleaning, especially post CMP processing. ESC has a series of patent protected products that provide the unique wafer cleaning capabilities that copper processing requires. We believe this acquisition will provide ATMI with a capability that amplifies our presence in both copper materials and CMP."
        Shahri Naghshineh, President of ESC, said, "Precision surface preparation and cleaning are now critical steps in the fabrication of semiconductor devices. ESC delivers enabling, value added cleaning solutions designed to increase the process yield for the most advanced semiconductor fabrication processes. By combining ESC's surface preparation products and expertise and ATMI's extensive copper and advanced interconnect support suites, we ease the path for copper metallization and low-k dielectric processes to become mainstream fabrication processes."

        Dan Sharkey, CFO of ATMI, said, "Although immediately accretive, ATMI does not expect that the ESC acquisition will add materially to its financial results in 2003. Detailed terms of the deal will not be announced."

About ESC
ESC, Inc. began selling its first product in 1999. From there it has expanded its semiconductor process cleaning materials offerings to encompass solutions for the most advanced semiconductor production processes. ESC has ISO-certified production facilities in Pennsylvania and Texas. For more information, visit www.esccorp.net

About ATMI
        ATMI provides specialty materials, and related equipment and services, to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

        Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are


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based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:
        Dean Hamilton
        ATMI
        203.207.9349 Direct
        203.794.1100 x4202
        dhamilton@atmi.com